As filed with the Securities and Exchange Commission on June 18, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEWBRIDGE BANCORP
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-1348147
(State or jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)
1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
(Address of principal executive offices)
NewBridge Bank Employees 401(k) Plan
(Full title of the Plan)
Pressley A. Ridgill
President and Chief Executive Officer,
1501 Highwoods Boulevard
Suite 400
Greensboro, North Carolina 27410
(Name and address of agent for service)
(336) 369-0900
(Telephone Number, Including Area Code, of Agent For Service)
With Copies To:
Robert A. Singer, Esq.
Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
230 N. Elm Street, Suite 2000
Greensboro, North Carolina 27401
          Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price	Registration Fee
Common stock, par value $5.00 per share (1)	1,000,000 (2)	$2.26 (3)	$2,260,000 (3)	$127

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) covers, in addition to the number of shares of NewBridge Bancorp (“NewBridge” or the “Registrant”) common stock, $5.00 par value (the “Common Stock”), stated above, an additional indeterminate number of interests that may be offered or sold pursuant to the NewBridge Bank Employees 401(k) Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers such additional shares of Common Stock as may be issued as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(3)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share has been calculated on the basis of fluctuating market prices, the average of the high and low prices of the Common Stock on June 16, 2009, as reported on the Nasdaq Global Select Market ($2.26).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.
          The documents containing the information specified in Item 1 of Form S-8 and the statement of availability of information about NewBridge and any other information required by Item 2 of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424 under the Securities Act and the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The SEC allows NewBridge to incorporate by reference the information that NewBridge discloses in its filings with the SEC. Incorporation by reference means that NewBridge can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that NewBridge files with the SEC will automatically update and supersede this information. The following documents previously filed by NewBridge with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

•	Current Reports on Form 8-K filed on February 5, 2009, March 6, 2009, March 16, 2009, March 25, 2009, March 30, 2009, April 21, 2009, April 28, 2009, May 15, 2009 and May 22, 2009 (other than the portions of those documents not deemed to be filed).

•	The description of NewBridge’s Common Stock contained in the Registration Statement on Form S-4 filed on April 30, 2007 under the heading “Description of LSB Capital Stock”, including any subsequent amendment or any report filed for the purpose of updating that description.
          Any document filed by NewBridge pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          The North Carolina Business Corporation Act (“NCBCA”) provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.
          Permissible indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.
          Mandatory indemnification. Unless limited by the corporation’s charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.
          Advance for expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.
          Court-ordered indemnification. Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).
          Voluntary indemnification. In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.
          Parties entitled to indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.
          Indemnification by NewBridge. NewBridge’s Articles and Bylaws provide for indemnification of NewBridge’s directors and officers to the fullest extent permitted by applicable law.

          Insurance. The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent to the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. NewBridge currently maintains directors’ and officers’ insurance policies covering its directors and officers.
          Summary Only. The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
          (i) If the Registrant is relying on Rule 430B:
          (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or
          (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on June 17, 2009.

NEWBRIDGE BANCORP

By:	/s/ PRESSLEY A. RIDGILL

Pressley A. Ridgill
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pressley A. Ridgill and Ramsey K. Hamadi and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June 17, 2009.

Signatures	Title

/s/ Pressley A. Ridgill Pressley A. Ridgill	President, Chief Executive Officer, Director (Principal Executive Officer)
/s/ Ramsey K. Hamadi Ramsey K. Hamadi	Executive Vice President, Chief Financial Officer, (Principal Financial Officer)
/s/ Richard M. Cobb Richard M. Cobb	Senior Vice President, Chief Accounting Officer, Controller (Principal Accounting Officer)
/s/ Michael S. Albert Michael S. Albert	Chairman of the Board
/s/ Barry Z. Dodson Barry Z. Dodson	Vice Chairman of the Board
/s/ J. David Branch J. David Branch	Director
/s/ C. Arnold Britt C. Arnold Britt	Director
/s/ Robert C. Clark Robert C. Clark	Director
/s/ Alex A. Diffey, Jr. Alex A. Diffey, Jr.	Director
/s/ Joseph H. Kinnarney Joseph H. Kinnarney	Director
/s/ Robert F. Lowe Robert F. Lowe	Director

Signatures	Title
/s/ Robert V. Perkins, II Robert V. Perkins, II	Director
/s/ Mary E. Rittling Mary E. Rittling	Director
/s/ Burr W. Sullivan Burr W. Sullivan	Director
/s/ E. Reid Teague E. Reid Teague	Director
/s/ John W. Thomas, III John W. Thomas, III	Director
/s/ Elizabeth S. Ward Elizabeth S. Ward	Director
/s/ John F. Watts John F. Watts	Director
/s/ G. Alfred Webster G. Alfred Webster	Director
/s/ Kenan C. Wright Kenan C. Wright	Director
/s/ Julius S. Young, Jr. Julius S. Young, Jr.	Director
Pursuant to the requirements of the Securities Act of 1933, the sponsor of the NewBridge Bank Employees 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greensboro, State of North Carolina, on June 17, 2009.
NEWBRIDGE BANK EMPLOYEES 401(k) PLAN

By:	/s/ Ramsey K. Hamadi Ramsey K. Hamadi
Executive Vice President and Chief Financial Officer
NewBridge Bank (Plan Sponsor)

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Articles of Incorporation, and amendments thereto, incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-8, filed with the SEC on May 16, 2001 (SEC File No. 333-61046).

4.2	Articles of Merger of FNB Financial Services Corporation with and into LSB Bancshares, Inc., including amendments to the Articles of Incorporation, as amended, incorporated herein by reference to Exhibit 3.4 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007 (SEC File No. 000-11448).

4.3	Specimen certificate of common stock, $5.00 par value, incorporated herein by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007 (SEC File No. 000-11448).

4.4	Articles of Amendment, filed with the North Carolina Department of the Secretary of State on December 12, 2008, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on December 12, 2008 (SEC File No. 000-11448).

4.5	Amended and Restated Bylaws adopted by the Board of Directors on August 17, 2004 and amended on July 23, 2008 (with identified Bylaw approved by the shareholders) incorporated herein by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009 (SEC File No. 000-11448).

4.6	NewBridge Bank Employees 401(k) Plan. *

5.1	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to the validity of the shares of the Registrant’s common stock.*

5.2	Internal Revenue Service Determination Letter. *

23.1	Consent of Grant Thornton LLP. *

23.2	Consent of Turlington and Company, LLP. *

23.3	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP (included in Exhibit 5.1 hereto). *

24.1	Power of Attorney (included in the signature page hereof). *

*	Filed herewith